Exhibit 10.25

STRICTLY CONFIDENTIAL

SPRINKLR, INC.

29 WEST 35TH STREET, 7TH FLOOR

NEW YORK, NY 10001

October 7, 2020

H&F Splash Holdings IX, L.P.

c/o Hellman & Friedman LLC

415 Mission Street, Suite 5700

San Francisco, CA 94105

RE:	Letter Agreement to the Stock Purchase Agreement

Ladies and Gentlemen:

This letter agreement, dated as of the date first written above (this “Agreement” and such date, the “Original Issue Date”) is being entered into by and between Sprinklr, Inc., a Delaware corporation (together with its successors and/or assigns, the “Corporation”), and H&F Splash Holdings IX, L.P., a Delaware limited partnership (together with its transfers and assigns, the “Investor”). Reference is hereby made to (i) that certain Series G-1/G-2 Preferred Stock Purchase Agreement, dated as of August 20, 2020 (as amended, restated, modified or supplemented from time to time, the “Stock Purchase Agreement”), by and among the Corporation and the Investor, pursuant to which, among other things, the Corporation issued to the Investor, and the Investor purchased from the Corporation, 10,810,810 shares of Series G-1 Preferred Stock of the Corporation (“Series G-1 Preferred Stock”) and 9,090,909 shares of Series G-2 Preferred Stock of the Corporation (“Series G-2 Preferred Stock” and, together with the Series G-1 Preferred Stock, the “Series G Preferred Stock”), (ii) that certain Eighth Amended and Restated Certificate of Incorporation of the Corporation, dated as of the date hereof (as amended, restated, modified or supplemented from time to time, the “Restated Charter”), (iii) that certain Seventh Amended and Restated Voting Agreement, dated as of the date hereof (as amended, restated, modified or supplemented from time to time, the “Voting Agreement”), by and among the Corporation, the investors listed on Schedule A thereto and those certain stockholders listed on Schedule B thereto, and (iv) that certain Seventh Amended and Restated Investors’ Rights Agreement, dated as of the date hereof (the “Rights Agreement”, and together with this Agreement, the Stock Purchase Agreement, the Restated Charter and the Voting Agreement, the “Investor Financing Agreements”), by and among the Corporation and each of the investors listed on Schedule A thereto. Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Restated Charter.

In consideration of the conditions as hereinafter set forth, each of the parties hereto hereby agrees as follows:

1. Post-IPO Board Seat.

(a)

From and after the consummation of any of (i) the Corporation’s first underwritten public offering of the Common Stock of the Corporation (“Common Stock”) (other than a registration statement related either to the sale of securities to employees of the Corporation pursuant to its stock option, stock purchase or similar plan or an SEC Rule 145 transaction), or (ii) any Qualified Public Offering (as defined in the Restated Charter) (each of clauses (i) or (ii), an “IPO Event”), to the extent permitted by applicable law and the rules of the principal stock exchange or inter-dealer quotation system on which the Corporation’s shares are then traded or listed, the Investor shall be entitled to nominate one (1) individual (the “H&F Nominee”) for election to the board of directors of the Corporation (the “Board”) and to serve as a member of the audit committee of the Board and the compensation committee of the Board for so long as the Investor owns, together with its affiliates, 19,370,803 outstanding shares of capital stock of the Corporation; provided, that the Investor may waive the foregoing right upon delivery of written notice to the Corporation or the Board; provided, further, that the H&F Nominee will resign from the audit committee of the Board solely upon the reasonable request of the Board, after consultation with outside counsel, in the event that (i) the H&F Nominee is simultaneously serving on the audit committees of more than two (in the event the Corporation’s shares are traded or listed on Nasdaq) or three (in the event the Corporation’s shares are traded of listed on the NYSE) other public companies or (ii) the H&F Nominee beneficially owns more than 10% of the Corporation’s voting equity and the Board, in its sole discretion (after consultation with outside counsel), conducts a facts and circumstances analysis of control resulting in the determination that the H&F Nominee is an “affiliate”, following any applicable transition period under the rules of the principal stock exchange or inter-dealer quotation system on which the Corporation’s (or IPO Entity’s (as defined below)) shares are then traded or listed.

(b)

Subject to Section 1(a), the Corporation shall cause the H&F Nominee to be appointed to the Board and to the audit and compensation committees of the Board. For so long as the Investor has the right to nominate an H&F Nominee for election hereunder, in connection with each election of directors to the Board and such committees thereof, the Corporation shall nominate such H&F Nominee for election as a director of the Board and as member of such committees thereof as part of the slates that are included in the proxy statement (or consent solicitation or similar document) of the Corporation relating to the election of directors, and shall provide the highest level of support for the election of such H&F Nominee that it provides to any other individual standing for election as a director of the Board and as a member of such committees thereof as part of the Corporation’s slate of directors in connection with the Corporation’s annual stockholder meeting. Subject to satisfying the ownership requirements set forth above, in the event that the H&F Nominee shall cease to serve as a director for any reason (other than the failure of the stockholders of the Corporation to elect such individual as a director), the Investor shall have the right to appoint another H&F Nominee to fill the vacancy resulting therefrom and the Company shall cause such H&F Nominee to be appointed to the Board to fill such vacancy as soon as reasonably practicable; provided, however, that the Corporation shall not be required to hold a special meeting of the stockholders or to file a related proxy statement (or consent solicitation) solely for the purpose of satisfying the Investor’s right to appoint another H&F Nominee to fill such vacancy. For the avoidance of doubt, it is understood that the failure of the stockholders of the Corporation to elect any H&F Nominee shall not affect the right of the Investor to nominate any H&F Nominee for election pursuant to the terms hereof in connection with any future election of directors of the Board and members of the audit and compensation committees thereof proposed at subsequent annual meetings of the Corporation and, to the extent the Corporation has a staggered board, in a year that the H&F Nominee’s class would not otherwise be up for election.

(c)

For so long as any H&F Nominee is serving or participating on the Board, (i) the Corporation shall not implement or maintain any trading policy, equity ownership guidelines (including with respect to the use of Rule 10b5-1 plans and preclearance or notification to the Corporation of any trades in the Corporation’s securities) or similar guideline or policy with respect to the trading of securities of the Corporation that applies to the Investor or its affiliates (including a policy that limits, prohibits, restricts Investor or its affiliates from entering into any hedging or derivative arrangements), in each case other than with respect to any H&F Nominee solely in his or her individual capacity, except as provided herein, (ii) any share ownership requirement for any H&F Nominee serving on the Board will be deemed satisfied by the securities owned by the Investor and/or its affiliates and under no circumstances shall any of such policies, procedures, processes, codes, rules, standards and guidelines impose any restrictions on the Investor’s or its affiliates’ transfers of securities (except as otherwise may be provided with respect to customary blackout periods) and (iii) under no circumstances shall any policy, procedure, code, rule, standard or guideline applicable to the Board be violated by any H&F Nominee by (x) subject to Section 1(a), accepting an invitation to serve on another board of directors of a company or failing to notify an officer or director of the Corporation prior to doing so, (y) receiving compensation from the Investor or any of its affiliates, or (z) failing to offer his or her resignation from the Board, except as otherwise expressly provided herein, and, in each case of clauses (i), (ii) and (iii), it is agreed that any such policies in effect from time to time that purport to impose terms inconsistent with this Agreement shall not apply to the extent inconsistent with this Agreement (but shall otherwise be applicable to any H&F Nominee).

(d)

The Corporation shall cause any parent entity or subsidiary (together with the Corporation, the “IPO Entity”) that is formed or incorporated by or on behalf of, or merged, amalgamated, or otherwise combined with or into, the Corporation or any of its subsidiaries, that is intended to, or has the effect, of causing shares of common stock of the Corporation or any such parent entity or subsidiary, or any security exchanged or converted for such common stock, to be registered under the securities laws of the United States and/or listed on any national securities exchange or Nasdaq, to assume the obligations of the Corporation set forth in this Section 1. For the avoidance of doubt, any merger or other transaction involving the Corporation and a blank check company or a “SPAC” shall constitute a transaction contemplated by the immediately preceding sentence, and the surviving parent entity of such transaction shall be deemed to be the “IPO Entity.” The Corporation shall, and if applicable, shall cause the IPO Entity to, enter into a stockholders agreement with the Investor reflecting the provisions set forth in this Section 1.

2. Board Committees. The Corporation agrees that, notwithstanding anything in the Restated Charter or any other Investor Financing Agreement to the contrary, from the date hereof until the consummation of an IPO Event, so long as the Investor and/or its affiliates are entitled to designate a member of the Board (the “H&F Designee”) pursuant to the Voting Agreement or any other agreement with the Corporation, the H&F Designee shall be entitled to serve as a member of the audit committee of the Board and the compensation committee of the Board and, unless otherwise instructed in writing by the Investor, the Corporation shall take all actions necessary to cause the H&F Designee to be appointed as a member of each such committee.

4. Successors and Assigns. Except as otherwise expressly provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Except as otherwise expressly provided herein, no party may assign any of its rights, or delegate any of its obligations or any performance, arising under or relating to this Agreement voluntarily or involuntarily, whether by operation of law, merger, consolidation, dissolution or any other manner, pursuant to any transfer of Common Stock or otherwise. Any purported assignment of rights or delegation of obligations or performance (in each such case, whether voluntarily or involuntarily, whether by operation of law, merger, consolidation, dissolution or any other manner) in violation of this Section 4 is void and of no further force or effect. Notwithstanding anything in this Agreement to the contrary, the Investor may assign any of its rights, or delegate any of its obligations, in whole or in part, under this Agreement to any person or persons to whom the Investor transfers any Series G Preferred Stock and/or Common Stock.

5. Miscellaneous. This Agreement shall be effective as the date first written above when executed by each of the parties hereto. This Agreement may be executed in one or more counterparts (including by electronic signature), and by different parties on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. In the event of any inconsistency between this Agreement and the Restated Charter, the Voting Agreement or the Rights Agreement, this Agreement shall govern as to the parties hereto. Except as required by law or legal process, the parties agree that the terms and existence of this Agreement shall be kept confidential by the parties hereto.

[Remainder of page intentionally left blank]

Very truly yours,

SPRINKLR, INC.

By:	/s/ Chris Lynch
Name: Chris Lynch
Title: CFO

[Letter Agreement Signature Page]

Acknowledged and agreed as of the date first written above:

H&F SPLASH HOLDINGS IX, L.P.

By: H&F SPLASH HOLDINGS IX GP, LLC, its general partner

By: HFCP IX (PARALLEL-A), L.P., its managing member

By: HELLMAN & FRIEDMAN INVESTORS IX, L.P., its general partner

By: H&F CORPORATE INVESTORS IX, LTD., its general partner

By:	/s/ Tarim Wasim
Name:	Tarim Wasim
Title:	Vice President

[Letter Agreement Signature Page]